American Century ETF Trust

INDEPENDENT TRUSTEE
CODE OF ETHICS

Effective December 20, 2017
See the Appendix for a definition of “security”.

I.	Purpose of Code.
The Independent Trustee Code of Ethics establishes rules that govern personal activities of the trustees of American Century ETF Trust (the “Trust”) who are not “interested” trustees (the “Independent Trustees”). American Century Investment Management, Inc., the Trust’s investment manager, has adopted a separate Code of Ethics which governs its employees, officers and directors (the “American Century Code”). The American Century Code and this Code are together intended to satisfy the requirements of Rule 17j-1 under the Investment Company Act of 1940.

II.	Restrictions on Personal Investing Activities.

A.	General Rule: No preclearance
As you are aware, you are prohibited by federal law from investing based on material nonpublic information which you receive from any source. You are expected to abide by the highest ethical and legal standards in conducting your personal securities transactions. As an Independent Trustee, you are generally not required to comply with special procedures designed to monitor your personal trading activities.

B.	Exception to General Rule
You may be considered an “Access Person” under the American Century Code for the purpose of trading in a specific security if, in the ordinary course of fulfilling your official duties as an Independent Trustee, you have or should have acquired direct knowledge about the Trust’s dealings in the same security by any of the series of the Trust (the “Funds”). If you have such direct knowledge, you will only be considered an Access Person with respect to that security if BOTH of the following conditions are satisfied:

(1)	The security is held by one or more of the Funds and is currently being considered for sale, OR the security is being considered for purchase by one or more Funds; AND

(2)	You execute your transaction during the 15-day period immediately preceding or after the date on which, based on your direct knowledge, a Fund is expected to sell or purchase the security.

AMERICAN CENTURY ETF TRUST                        Independent Trustee Code of Ethics

You will therefore be subject to all of the requirements applicable to Access Persons under the American Century Code.

III.	Can there be any exceptions to the restrictions?
Yes. The other Independent Trustees may grant limited exemptions to specific provisions of this Code on a case-by-case basis.

A.	How to Request an Exemption
Present your fact situation to the counsel to the Independent Trustees detailing your situation. The counsel to the Independent Trustees will present your proposal to the Independent Trustees at a regular or special meeting, as he or she deems appropriate.

B.	Factors Considered
In considering your request, the other Independent Trustees will grant your exemption request only if they are unanimously satisfied that:

*	your request addresses an undue personal hardship imposed on you by this Code of Ethics;

*	your situation is not contemplated by this Code of Ethics; and

*	your exemption, if granted, would be consistent with the achievement of the objectives of this Code of Ethics.

C.	Exemption Reporting
All exemptions granted must be recorded in the minutes of the next meeting of the Board of Trustees of the Trust.

IV.	Confidential Information.
All information about the Trust’s securities transactions, actual or contemplated, is confidential. You must not disclose, except as required by the duties of your employment, securities transactions of the Trust, actual or contemplated, or the contents of any written or oral communication, study, report or opinion concerning any security. This does not apply to information which has already been publicly disclosed.

V.	Conflicts of Interest.
As an Independent Trustee, you have a fiduciary duty to avoid acting on any matters presenting a conflict of interest that could arise from service as a trustee, officer, employee of, or as a consultant to, or any affiliation with, another business entity and to avoid acting in the presence of such a conflict, until the matter is disclosed to the other independent trustees, who will determine whether or not the conflict could reflect adversely on the trustee's independence or would compromise the interests of Fund shareholders. If you are unsure whether the service could present a conflict of interest, you should consult with counsel to the

Appendix

AMERICAN CENTURY ETF TRUST                        Independent Trustee Code of Ethics

Independent Trustees and seek approval from the other Independent Trustees, if counsel deems such action appropriate.

VI.	Annual Questionnaire
On an annual basis, you will be asked to complete a questionnaire detailing your business affiliations, which will be furnished to counsel to the Independent Trustees. If your business affiliations materially change during the course of the year, you should notify counsel to the Independent Trustees of the change.

VI.	What happens if you violate the rules in the Code of Ethics?
You may be subject to serious penalties.

A.	The penalties which may be imposed include:

*	formal warning;

*	restriction of trading privileges;

*	disgorgement of trading profits;

*	fine; AND/OR

*	formal resignation request.

B.	Penalty Factors
The factors which may be considered by the other Independent Trustees when determining the appropriate penalty include, but are not limited to:

*	the harm to the Trust’s interests;

*	the extent of unjust enrichment;

*	the frequency of occurrence;

*	the degree to which there is personal benefit from unique knowledge obtained through your position as Independent Trustee;

*	the degree of perception of a conflict of interest;

*	evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; AND/OR

*	the level of accurate, honest and timely cooperation from the person subject to the Code.
If you have any questions about the Code, do not hesitate to seek guidance from counsel or the other Independent Trustees.

Appendix

AMERICAN CENTURY ETF TRUST                        Independent Trustee Code of Ethics

APPENDIX: DEFINITION OF SECURITY
A “security” includes a great number of different investment vehicles. However, for purposes of this Code of Ethics, "security" includes any of the following:

*	note,

*	stock,

*	treasury stock,

*	bond,

*	debenture,

*	evidence of indebtedness,

*	certificate of interest or participation in any profit-sharing agreement,

*	collateral-trust certificate,

*	preorganization certificate or subscription,

*	transferable share,

*	investment contract,

*	voting-trust certificate,

*	certificate of deposit for a security,

*	fractional undivided interest in oil, gas or other mineral rights,

*
any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or

*	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or

*	in general, any interest or instrument commonly known as a "security," or

*	any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, future on or warrant or right to subscribe to or purchase, any of the foregoing.

Appendix